UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 1, 2005

(Date of earliest event reported)

ALTERA CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-16617	77-0016691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

101 Innovation Drive,

San Jose, California 95134

(Address of principal executive offices including zip code)

(408) 544-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The following is a description of the Altera Corporation (“Altera”) Executive Bonus Plan (the “Bonus Plan”) provided pursuant to Paragraph 10(iii) to Item 601 of Regulation S-K, which requires a written description of a compensatory plan when no formal document contains the compensation information.

The Altera Bonus Plan is effective beginning on January 1, 2005 and will remain effective for fiscal years 2005, 2006, and 2007. The purpose of the Bonus Plan is to promote the interests of Altera and its stockholders by providing key employees with financial rewards upon achievement of specified business objectives, as well as help Altera attract and retain key employees by providing attractive compensation opportunities linked to performance results.

Our Chief Executive Officer and the four most-highly-compensated executive officers, as well as other vice presidents and director-level employees, are eligible to participate in the Bonus Plan.

Bonuses payable under the Bonus Plan are determined by the independent members of the Board of Directors upon the recommendation of the Compensation Committee with respect to the CEO, and by the Compensation Committee with respect to other executive staff members.

Bonuses payable to eligible participants are based on a formula that takes into account (X) annual growth in Altera’s revenue and net income as a percentage of revenue above a specified threshold (the “Financial Factors”), and (Y) performance against individual goals, which are set at the beginning of each fiscal year. Different multipliers are applied to each of the Financial Factors, with the specific multipliers depending on the individual’s position within Altera. Bonuses are capped at a certain percentage of the individual’s base salary, with the percentage depending on the individual’s position within Altera. Employees who have received a needs improvement performance rating for the relevant measurement period are not eligible to receive a bonus.

Payment of bonuses (if any) is normally made in February after the end of the performance period during which the bonuses were earned. Bonuses normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALTERA CORPORATION

By:	/s/ Katherine E. Schuelke
Name:	Katherine E. Schuelke
Title:	Vice President, General Counsel and Secretary

Date: January 5, 2005